INDEPENDENT ACCOUNTANTS' CONSENT




The Board of Directors
United National Bancorp:


We consent to incorporation by reference in the following Registration Statements filed on Form S-8: the United National Bancorp Stock Based Incentive Plan, dated May 19, 1993; the United National Bank Profit Sharing and 401(k) Plan dated March 16, 1994; and the United National Bank 1995 Stock Option Plan for Non-Employee Directors, dated June 28, 1995, of our report dated February 22, 1996, relating to the consolidated statements of earning, changes in shareholders' equity, and cash flows of Farrington Bank and subsidiary for the year ended December 31, 1995, which report is filed with the December 31, 1997 Annual Report on Form 10-K of United National Bancorp.






                                            KPMG Peat Marwick LLP
                                             (Signature of KPMG)



Short Hills, New Jersey
March 27, 1998